Exhibit 10.2

ASSET PURCHASE AGREEMENT

by and between

STRAND GENOMICS, INC.

and

VENAXIS SUB INC.
dated as of

January 26, 2016

i

ii

Exhibits
Exhibit A - Form of Bill of Sale
Exhibit B - Form of Assignment and Assumption Agreement
Exhibit C - Form of Assignment and Assumption of Lease

iii

ASSET PURCHASE AGREEMENT
This Asset Purchase Agreement (this "Agreement"), dated as of January 26, 2016, is entered into by and between Strand Genomics, Inc., a corporation organized under the laws of the State of Delaware ("Seller") and Venaxis Sub Inc., a corporation organized under the laws of the State of Delaware ("Buyer").
RECITALS
WHEREAS, Seller is engaged in the business of precision medicine and genomic software (the "Business"); and
WHEREAS, Seller wishes to sell and assign to Buyer, and Buyer wishes to purchase and assume from Seller, substantially all the assets and liabilities of Seller, subject to the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE I
 DEFINITIONS
The following terms have the meanings specified or referred to in this ARTICLE I:
"Action" means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.
"Affiliate" of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
"Agreement" has the meaning set forth in the preamble.
"Allocation Schedule" has the meaning set forth in Section 2.07.
"Assigned Contracts" has the meaning set forth in Section 2.01(c).
"Assignment and Assumption Agreement" has the meaning set forth in Section 3.02(a)(ii).
"Assignment and Assumption of Lease" has the meaning set forth in Section 3.02(a)(iii).

"Assumed Liabilities" has the meaning set forth in Section 2.03.
"Benefit Plan" has the meaning set forth in Section 4.14(a).
"Bill of Sale" has the meaning set forth in Section 3.02(a)(i).
"Books and Records" has the meaning set forth in Section 2.01(l).
"Business" has the meaning set forth in the recitals.
"Business Day" means any day except Saturday, Sunday or any other day on which commercial banks located in New York, New York are authorized or required by Law to be closed for business.
"Buyer" has the meaning set forth in the preamble.
"Buyer Benefit Plans" has the meaning set forth in Section 6.01(c).
"Buyer Closing Certificate" has the meaning set forth in Section 7.03(d).
"CERCLA" means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.
"CLIA" has the meaning set forth in  Section 6.07.
"CLIA Certificate" has the meaning set forth in Section 6.07.
"Closing" has the meaning set forth in Section 3.01.
"Closing Date" has the meaning set forth in Section 3.01.
"Code" means the Internal Revenue Code of 1986, as amended.
"Confidentiality Agreement" means the Confidentiality Agreement, dated as of July 6, 2015, between Buyer and Seller.
"Consent" means any approval, consent, notice, ratification, waiver, license, order, declaration, filing, registration, permit or authorization.
"Contracts" means all legally binding written contracts, purchase orders, leases, mortgages, licenses, instruments, notes, commitments, undertakings, indentures and other agreements.
"Disclosure Schedule" means the Disclosure Schedule delivered by Seller to Buyer concurrently with the execution and delivery of this Agreement.
"Dollars or $" means the lawful currency of the United States.

"Drop Dead Date" has the meaning set forth in Section 9.01(c)(i).
"Employees" means those Persons employed by Seller.
"Encumbrance" means any lien, pledge, mortgage, deed of trust, security interest, charge, claim, easement, encroachment or other similar encumbrance.
"Environmental Claim" means any Governmental Order, action, suit, claim, investigation or other legal proceeding by any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.
"Environmental Law" means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term "Environmental Law" includes the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.
"Environmental Notice" means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.
"Environmental Permit" means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.
"ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.
"ESOP Shares" means the shares of Strand held by the Strand Employees Welfare Trust.

"Excluded Assets" has the meaning set forth in Section 2.02.
"Excluded Liabilities" has the meaning set forth in Section 2.04.
"Form CMS-116" has the meaning set forth in Section 6.07.
"GAAP" means United States generally accepted accounting principles in effect from time to time.
"Governmental Authority" means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.
"Governmental Order" means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.
"Hazardous Materials" means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or man-made, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.
"Indebtedness" means (i) indebtedness for borrowed money (including the aggregate principal amount thereof, the aggregate amount of any accrued but unpaid interest thereon and any prepayment penalties, early termination fees or other similar amounts payable in connection with the repayment thereof), (ii) obligations evidenced by bonds, notes, debentures, letters of credit or similar instruments, (iii) obligations under conditional sale, title retention or similar agreements or arrangements creating an obligation with respect to the deferred purchase price of property (other than customary trade credit), (iv) interest rate and currency obligation swaps, hedges or similar arrangements, (v) obligations under or in respect of capitalized leases and (vi) all obligations of any to guarantee any of the foregoing types of obligations on behalf of any other Person.
 "Intellectual Property" means any and all of the following in any jurisdiction throughout the world: (a) trademarks and service marks, including all applications and registrations and the goodwill connected with the use of and symbolized by the foregoing; (b) copyrights, including all applications and registrations, and works of authorship, whether or not copyrightable; (c) trade secrets and confidential know-how; (d) patents and patent applications; (e) websites and internet domain name registrations; and (f) all other intellectual property and industrial property rights and assets, and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing.

"Intellectual Property Agreements" means all licenses, sublicenses and other agreements by or through which other Persons grant Seller or Seller grants any other Persons any exclusive or non-exclusive rights or interests in or to any Intellectual Property.
"Intellectual Property Assets" means all Intellectual Property that is owned by Seller.
"Intellectual Property Registrations" means all Intellectual Property Assets that are subject to any issuance, registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names, and copyrights, issued and reissued patents and pending applications for any of the foregoing.
"Inventory" has the meaning set forth in Section 2.01(b).
"Knowledge of Seller or Seller's Knowledge" or any other similar knowledge qualification, means the actual knowledge of Thiru Reddy, after reasonable inquiry.
"Law" means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.
"Leased Real Property" has the meaning set forth in Section 4.09(b).
"Leases" has the meaning set forth in Section 4.09(b).
"Master Agreement" means that certain Master Agreement by and among Seller, Venaxis and Strand, made and executed simultaneously with the execution of this Agreement.
"Material Adverse Effect" means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, financial condition or assets of the Business, taken as a whole, or (b) the ability of Seller to consummate the transactions contemplated hereby on a timely basis; provided, however, that "Material Adverse Effect" shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Business operates; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of Buyer; (vi) any matter of which Buyer has been made aware by Seller with respect to the Business on or before the date hereof; (vii) any changes in applicable Laws or accounting rules (including GAAP) or the enforcement, implementation or interpretation thereof; (viii) the announcement, pendency or completion of the transactions contemplated by this Agreement, including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with the Seller and the Business; (ix) any natural or man-made disaster or acts of God; or (x) any failure by the Business to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded); provided, further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i), (ii), (iii) or (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a significantly material disproportionate effect on the Business compared to other participants in the industries in which the Business operates.

"Material Contracts" has the meaning set forth in Section 4.06(a).
"Permits" means all permits, licenses, franchises, approvals, authorizations and consents required to be obtained from Governmental Authorities.
"Permitted Encumbrances" means (a) liens for Taxes not yet due and payable or being contested in good faith by appropriate procedures; (b) mechanics', carriers', workmen's, repairmen's or other like liens arising or incurred in the ordinary course of business; (c) easements, rights of way, zoning ordinances and other similar encumbrances affecting Real Property; (d) liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business; and (e) other imperfections of title or Encumbrances, if any, that have not had, and would not have, a Material Adverse Effect.
 "Person" means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.
"Purchase Price" has the meaning set forth in Section 2.05.
"Purchased Assets" has the meaning set forth in Section 2.01.
"Qualified Benefit Plan" has the meaning set forth in Section 4.14(b).
 "Release" means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).
"Representative" means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.
"Responsible Party" has the meaning set forth in Section 6.05.
"Sale and Reinvestment Transaction" has the meaning set forth in Section 7.01(b).
"Seller" has the meaning set forth in the preamble.

"Seller Closing Certificate" has the meaning set forth in Section 7.02(d).
"Strand" means Strand Life Sciences Private Limited, a corporation organized under laws of India.
"Tangible Personal Property" has the meaning set forth in Section 2.01(e).
"Taxes" means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.
"Tax Return" means any return, declaration, report, claim for refund, information return or statement or other document required to be filed with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
"Transaction Documents" means this Agreement, the Bill of Sale, the Assignment and Assumption Agreement, Assignment and Assumption of Lease, and the other agreements, instruments and documents required to be delivered at the Closing.
"Transfer Taxes" has the meaning set forth in Section 6.05.
"Transferred Employee" has the meaning set forth in Section 6.01(a).
"UK Subsidiary" means Strand Centers UK Limited, a company incorporated under the laws of the United Kingdom.
"Venaxis" means Venaxis, Inc., a corporation organized under the laws of the State of Colorado.
ARTICLE II
 PURCHASE AND SALE
Section 2.01  Purchase and Sale of Assets.  Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from Seller, free and clear of any Encumbrances other than Permitted Encumbrances, all of Seller's right, title and interest in, to and under all of the assets, properties and rights of every kind and nature, whether tangible or intangible (including goodwill), wherever located and whether now existing or hereafter acquired (other than the Excluded Assets), of Seller, to the extent that such assets, properties and rights exist as of the Closing Date (collectively, the "Purchased Assets"), including the following:
(a)             all accounts or notes receivable and any claim, remedy or other right related to any of the foregoing except as set forth in Section 2.02(b);

(b)    all inventory, finished goods, raw materials, work in progress, packaging, supplies, parts and other inventories ("Inventory");

(c)    all Contracts, including those Contracts set forth on Section 2.01(c) of the Disclosure Schedule and all leases of real property, including the Leases set forth on Section 4.09(b) of the Disclosure Schedule (collectively, the "Assigned Contracts");

(d)    all Intellectual Property Assets;

(e)    all furniture, fixtures, equipment, supplies, machinery, tools, vehicles, and other tangible personal property of the Seller which can be assigned by the Seller, including those items listed on Section 2.01(e) of the Disclosure Schedule (the "Tangible Personal Property");

(f)    all leasehold interests in the Leased Real Property;

(g)   all Permits, including Environmental Permits, including the Permits listed on Section 2.01(g) of the Disclosure Schedule, but only to the extent such Permits may be transferred under applicable Law;

(h)   all prepaid expenses, credits, advance payments, security, deposits, charges, sums, refunds, rights of recovery, rights of set-off, rights of recoupment and fees other than Excluded Assets;

(i)    all of Seller's rights under warranties, indemnities and all similar rights against third parties which can be assigned by the Seller;

(j)    all rights to any Actions of any nature available to or being pursued by Seller which can be assigned by the Seller, whether arising by way of counterclaim or otherwise other than the Excluded Assets;

(k)   all insurance benefits due to Seller, including rights and proceeds which can be assigned by the Seller;

(l)    originals, or where not available, copies, of all books and records, including books of account, ledgers and general, financial and accounting records, machinery and equipment maintenance files, customer lists, customer purchasing histories, price lists, distribution lists, supplier lists, production data, quality control records and procedures, customer complaints and inquiry files, research and development files, records and data (including all correspondence with any Governmental Authority), sales material and records, strategic plans, internal financial statements and marketing and promotional surveys, material and research, other than books and records set forth in Section 2.02(d) ("Books and Records"); and

(m)   all goodwill associated with any of the Purchased Assets and the going concern value of the Business.

Section 2.02  Excluded Assets. Notwithstanding the foregoing, Buyer expressly understands and agrees that it is not purchasing or acquiring, and Seller is not selling or assigning, any of the following assets, properties or rights of Seller (collectively, the "Excluded Assets"):

(a)       all cash and cash equivalents, bank accounts and securities of Seller, including the Seller's equity interests in the UK Subsidiary;
(b)      all Contracts which cannot be assigned by the Seller;
(c)       all intercompany accounts or notes receivable due to the Seller;
(d)     the corporate seals, organizational documents, minute books, stock books, Tax Returns, books of account or other records having to do with the corporate organization of Seller, all employee-related or employee benefit-related files or records, other than personnel files of Transferred Employees, and any other books and records which Seller is prohibited from disclosing or transferring to Buyer under applicable Law and is required by applicable Law to retain;
(e)       all insurance policies of Seller;
(f)        all Benefit Plans and related trusts of Seller;
(g)    all refunds or credits, if any, of Taxes due to or from Seller that are related to taxable periods ending on or before the Closing Date, and in the case of a taxable period beginning before the Closing Date and ending after the Closing Date, refunds or credits of Taxes relating to the portion of the period ending on the Closing Date (determined in the case of income or similar Taxes, on the basis of a deemed closing of the books on the Closing Date, and in the case of other Taxes, on a per diem basis);
(h)     the assets, properties and rights specifically set forth in Section 2.02(h) of the Disclosure Schedules; and
(i)       the rights which accrue or will accrue to Seller under the Transaction Documents, including the Purchase Price payable pursuant to this Agreement.
Section 2.03  Assumed Liabilities. Subject to the terms and conditions set forth herein, Buyer shall assume and agree to pay, perform and discharge when due, all liabilities and obligations of Seller arising before, on or after the Closing (collectively, the "Assumed Liabilities"). Without limiting the generality of the foregoing, the Assumed Liabilities shall include the following:
(a)        All trade accounts payable of Seller to third parties that remain unpaid as of the Closing Date;
(b)        all liabilities and obligations arising under or relating to the Assigned Contracts;
(c)         all liabilities and obligations of Seller or its Affiliates relating to employee benefits, compensation or other arrangements with respect to any Transferred Employee;

(d)    all liabilities, obligations and Indebtedness of Seller other than Excluded Liabilities; and
(e)     all liabilities and obligations for (i) Taxes relating to the Business, the Purchased Assets or the Assumed Liabilities for any taxable period ending after the Closing Date and (ii) Taxes for which Buyer is liable pursuant to Section 6.05.
Section 2.04  Excluded Liabilities. Notwithstanding Section 2.3 or any provision in this Agreement to the contrary, Buyer shall not assume and shall not be responsible to pay, perform or discharge any of the following liabilities or obligations of Seller (collectively, the "Excluded Liabilities"), and Seller shall pay and satisfy in due course all Excluded Liabilities which it is obligated to pay and satisfy:
(a)    any liabilities or obligations for (i) Taxes relating to the Business, the Purchased Assets or the Assumed Liabilities for any taxable period ending on or prior to the Closing Date and in the case of a taxable period beginning before the Closing Date and ending after the Closing Date, the Taxes relating to the portion of the period ending on the Closing Date (determined in the case of income or similar Taxes on the basis of a deemed closing of the books on the Closing Date, and in the case of other Taxes, on a per diem basis) and (ii) any other Taxes of Seller (other than Taxes allocated to Buyer under Section 6.05) for any taxable period;
(b)   any Consent fees and expenses incurred to obtain any Consent with respect to the transfer of any Purchased Assets to the Buyer hereunder; and
(c)    any intercompany accounts or notes payable due from the Seller.
Section 2.05  Purchase Price. The aggregate purchase price for the Purchased Assets shall be the value of the Purchased Assets as determined by an independent third party valuer, acceptable to Buyer and Seller, reduced by the Assumed Liabilities, to the extent that any Assumed Liabilities are not taken into account as a reduction in the amount of the independent third-party valuation (as adjusted, the "Purchase Price").  The Purchase Price shall be paid by wire transfer of immediately available funds to an account designated in writing by Seller to Buyer (such designation to be made no later than two (2) Business Days prior to the Closing Date).
Section 2.06  Third Party Consents.   To the extent that Seller's rights under any Contract or Permit constituting a Purchased Asset, or any other Purchased Asset, may not be assigned to Buyer without the Consent of another Person which has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and Seller, at its expense, shall use its reasonable best efforts to obtain any such required Consent(s) as promptly as possible.  If any such Consent shall not be obtained or if any attempted assignment would be ineffective or would impair Buyer's rights under the Purchased Asset in question so that Buyer would not in effect acquire the benefit of all such rights, Seller, to the maximum extent permitted by Law and the Purchased Asset, shall act after the Closing as  Buyer's agent in order to obtain for it the benefits thereunder and shall cooperate, to the maximum extent permitted by applicable  Law and the Purchased Asset, with Buyer in any other reasonable arrangement designed to provide such benefits to Buyer.  Notwithstanding any provision in this Section 2.06 to the contrary, the Buyer shall not be deemed to have waived its rights under Section 7.02(e) hereof unless and until Buyer either provides written waivers thereof.

Section 2.07  Allocation of Purchase Price. Within sixty (60) days after the Closing Date, Buyer shall deliver a schedule allocating the Purchase Price (including any Assumed Liabilities treated as consideration for the Purchased Assets for Tax purposes) (the "Allocation Schedule"). The Allocation Schedule shall be prepared in accordance with Section 1060 of the Code. The Allocation Schedule shall be deemed final unless Seller notifies Buyer in writing that Seller objects to one or more items reflected in the Allocation Schedule within five (5) days after delivery of the Allocation Schedule to Seller. In the event of any such objection, Seller and Buyer shall negotiate in good faith to resolve such dispute; provided, however, that if Seller and Buyer are unable to resolve any dispute with respect to the Allocation Schedule within five (5) days after the delivery of the Allocation Schedule to Buyer, such dispute shall be resolved by an independent certified public accountant mutually appointed by Buyer and Seller. The fees and expenses of such accounting firm shall be shared equally by Buyer and Seller. Seller and Buyer agree to (a) file their respective IRS Forms 8594 and all federal, state and local Tax Returns in accordance with the Allocation Schedule and (b) act in accordance with the Allocation Schedule for all income tax purposes.
ARTICLE III
 CLOSING
Section 3.01  Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place within two Business Days of the satisfaction of all conditions precedent to this Agreement (the "Closing Date") at the offices of Baker & Hostetler LLP, 45 Rockefeller Plaza, New York, New York 10111-0100, at 10:00 a.m. Eastern Standard Time (EST), or at such other time, date or place as Seller and Buyer may mutually agree upon in writing.  The consummation of the transactions contemplated by this Agreement shall be deemed to occur at 12:01 a.m. EST on the Closing Date.
Section 3.02  Closing Deliverables.
(a)            At the Closing, Seller shall deliver to Buyer the following:
(i)      a bill of sale in the form of Exhibit A hereto (the "Bill of Sale") and duly executed by Seller, transferring the tangible personal property included in the Purchased Assets to Buyer;
(ii)      an assignment and assumption agreement in the form of Exhibit B hereto (the "Assignment and Assumption Agreement") and duly executed by Seller, effecting the assignment to and assumption by Buyer of the Assigned Contracts and the Assumed Liabilities;
(iii)     with respect to each Lease, an Assignment and Assumption of Lease substantially in the form of Exhibit C (each, an "Assignment and Assumption of Lease"), duly executed by Seller and, if necessary, Seller's signature shall be witnessed and/or notarized;

(iv)      the Seller Closing Certificate;
(v)       an affidavit of non-foreign status of Seller pursuant to Section 1445 of the Code executed by a duly authorized representative of Seller; and
(vi)      such other customary instruments of transfer, assumption, filings or documents, as may be reasonably required to give effect to this Agreement.
(b)            At the Closing, Buyer shall deliver to Seller the following:
(i)         the Purchase Price;
(ii)       the Assignment and Assumption Agreement duly executed by Buyer;
(iii)    with respect to each Lease, an Assignment and Assumption of Lease duly executed by Buyer and, if necessary, Buyer's signature shall be witnessed and/or notarized; and
(iv)      the Buyer Closing Certificate.
ARTICLE IV
 REPRESENTATIONS AND WARRANTIES OF SELLER
Except as set forth in the Disclosure Schedules, Seller represents and warrants to Buyer that the statements contained in this ARTICLE IV are true and correct as of the date hereof.
Section 4.01  Organization and Qualification of Seller. Seller is a corporation duly organized, validly existing and in good standing under the Laws of the state of Delaware and has all necessary corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the Business as currently conducted. Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the ownership of the Purchased Assets or the operation of the Business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect.
Section 4.02  Authority of Seller. Seller has all necessary corporate power and authority to enter into this Agreement and the other Transaction Documents to which Seller is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and any other Transaction Document to which Seller is a party, the performance by Seller of its obligations hereunder and thereunder and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Seller. This Agreement has been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). When each other Transaction Document to which Seller is or will be a party has been duly executed and delivered by Seller (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Seller enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 4.03  No Conflicts; Consents. The execution, delivery and performance by Seller of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) result in a violation or breach of any provision of the certificate of incorporation or by-laws of Seller; (b) result in a violation or breach of any provision of any Law or Governmental Order applicable to Seller, the Business or the Purchased Assets; or (c) except as set forth in Section 4.03 of the Disclosure Schedules, require the Consent by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any Material Contract. No material Consent, Permit or Governmental Order is required by or with respect to Seller in connection with the execution and delivery of this Agreement or any of the other Transaction Documents and the consummation of the transactions contemplated hereby.
Section 4.04  Ownership; Subsidiaries.   Seller is wholly owned by Strand. Except for the UK Subsidiary, Seller has no equity ownership in any Person.  Seller is not a participant in any joint venture or similar arrangement with any Person.
Section 4.05  [Intentionally Deleted.]
Section 4.06  Material Contracts.
(a)            Section 4.06(a) of the Disclosure Schedule lists each of the following Contracts (x) by which any of the Purchased Assets are bound or affected or (y) to which Seller is a party or by which it is bound in connection with the Business or the Purchased Assets (together with all Leases listed in Section 4.09(b) of the Disclosure Schedule, the "Material Contracts"):
(i)         all Contracts involving aggregate consideration in excess of $50,000 or requiring performance by any party more than one (1) year from the date hereof, which, in each case, cannot be cancelled without penalty or without more than 90 days' notice;
(ii)        all Contracts that relate to the sale of any of the Purchased Assets, other than in the ordinary course of business;
(iii)      all Contracts that relate to the acquisition of any business, equity or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);
(iv)     except for agreements relating to trade payables, all Contracts relating to Indebtedness (including, without limitation, guarantees), in each case having an outstanding principal amount in excess of $50,000.

(v)        all Contracts between or among the Seller on the one hand and any Affiliate of Seller on the other hand;
(vi)      all Contracts that provide for the indemnification of any Person or the assumption of any Tax, environmental or other liability of any Person;
(vii)     all employment agreements and Contracts with independent contractors or consultants (or similar arrangements);
(viii)   all Contracts that limit or purport to limit the ability of Seller to compete in any line of business or with any Person or in any geographic area or during any period of time;
(ix)      all Contracts for the sale of any of the Purchased Assets or for the grant to any Person of any option, right of first refusal or preferential or similar right to purchase any of the Purchased Assets;
(x)         all powers of attorney with respect to the Business or any Purchased Asset; and
(xi)       all other Contracts that are material to the Purchased Assets or the operation of the Business and not previously disclosed pursuant to this Section 4.06(a).
(b)            Each Material Contract is valid and binding on Seller in accordance with its terms and is in full force and effect.  None of Seller or, to the Seller's Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) in any material respect, or has provided or received any notice of any intention to terminate, any Material Contract.  No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder.  Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Buyer.  There are no material disputes pending or, to the Seller's Knowledge, threatened under any Contract included in the Purchased Assets.
Section 4.07  Title to Tangible Personal Property.  Seller has good and valid title to, or a valid leasehold interest in, all Tangible Personal Property included in the Purchased Assets, free and clear of Encumbrances except for Permitted Encumbrances.
Section 4.08  Condition of Assets.    The Tangible Personal Property included in the Purchased Assets is in reasonably good operating condition, except for ordinary, routine maintenance and repairs.
Section 4.09  Real Property.
(a)    Seller does not now own, nor has it ever owned, any real property.

(b)    Section 4.09(b) of the Disclosure Schedules sets forth all material real property leased by Seller (collectively, the "Leased Real Property"), and a list, as of the date of this Agreement, of all leases for each Leased Real Property (collectively, the "Leases"). Seller has made available to Buyer true, correct and complete copies of the Leases.
(c)    Seller has not received any written notice of existing, pending or, to the Seller's Knowledge, threatened (i) condemnation proceedings affecting the Leased Real Property, or (ii) zoning, building code or other moratorium proceedings, or similar matters which would reasonably be expected to materially and adversely affect the ability to operate the Leased Real Property as currently operated. Neither the whole nor any material portion of any Leased Real Property has been damaged or destroyed by fire or other casualty.
Section 4.10  Intellectual Property.
(a)    The Seller has no Intellectual Property Registrations, Intellectual Property Assets, or Intellectual Property Agreements.
(b)    To Seller's knowledge, (i) the conduct of the Business as currently or formerly conducted does not materially infringe, misappropriate, dilute or otherwise violate the Intellectual Property of any Person; and (ii) no Person is infringing, misappropriating or otherwise violating any Intellectual Property Assets. Notwithstanding anything to the contrary in this Agreement, this Section 4.10(b) constitutes the sole representation and warranty of the Seller under this Agreement with respect to any actual or alleged infringement, misappropriation or other violation by Seller of any Intellectual Property of any other Person.
(c)    Seller has entered into binding, written agreements with every current and former employee of Seller, and with every current and former independent contractor, whereby such employees and independent contractors (i) assign to Seller any ownership interest and right they may have in the Intellectual Property Assets; and (ii) acknowledge Seller's exclusive ownership of all Intellectual Property Assets.  Seller has made available Buyer with true and complete copies of all such agreements.  Seller is in full compliance with all legal requirements applicable to the Intellectual Property Assets and Seller's ownership and use thereof.
Section 4.11  Legal Proceedings; Governmental Orders.
(a)   There are no material Actions pending or, to Seller's Knowledge, threatened against or by Seller relating to or affecting the Business, the Purchased Assets or the Assumed Liabilities.
(b)   There are no material outstanding Governmental Orders and no material unsatisfied judgments, penalties or awards against or affecting the Business or the Purchased Assets.
Section 4.12  Compliance With Laws; Permits.
(a)      The Seller has complied, and is now complying, in all material respects with all Laws applicable to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets.

(b)      All material Permits required for Seller to conduct the Business as currently conducted or for the ownership and use of the Purchased Assets have been obtained by Seller and are valid and in full force and effect.  Section 4.12(b) of the Disclosure Schedule lists all material current Permits issued to Seller which are related to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets, including the names of the Permits and their respective dates of issuance and expiration.  No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Section 4.12(b) of the Disclosure Schedule.
(c)       None of the representations and warranties in Section 4.12 shall be deemed to relate to environmental matters (which are governed by Section 4.13), employee benefits matters (which are governed by Section 4.14), employment matters (which are governed by Section 4.15) or tax matters (which are governed by Section 4.16).
Section 4.13  Environmental Matters.
(a)      The operations of Seller with respect to the Business and the Purchased Assets have been and are in compliance with all Environmental Laws in all material respects. Seller has not received from any Person, with respect to the Business or the Purchased Assets, any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.
(b)     Seller has obtained and is in material compliance with all material Environmental Permits (each of which is disclosed in Section 4.13(b) of the Disclosure Schedules) necessary for the conduct of the Business as currently conducted or the ownership, lease, operation or use of the Purchased Assets.
(c)      None of the Real Property is listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list.
(d)      There has been no Release of Hazardous Materials in contravention of Environmental Law with respect to the Business, the Purchased Assets or any Real Property, and Seller has not received any Environmental Notice that the Business or any of the Purchased Assets or Real Property has been contaminated with any Hazardous Material which would reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Law or term of any Environmental Permit by, Seller.
(e)      Seller has contracted with a third-party waste management services company in connection with the treatment, storage, or disposal of Hazardous Materials at off-site facilities or locations generated by the Business or the Purchased Assets, and to the Seller's Knowledge, none of these facilities or locations has been placed or proposed for placement on the National Priorities List (or CERCLIS) under CERCLA, or any similar state list, and Seller has not received any Environmental Notice regarding potential Liabilities with respect to such off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by such third-party waste management services company.

(f)       The representations and warranties set forth in this Section 4.13 are the Seller's sole and exclusive representations and warranties regarding environmental matters.
Section 4.14  Employee Benefit Matters.
(a)       Section 4.14(a) of the Disclosure Schedule contains a list of each "employee benefit plan" (as defined in Section 3(3) of ERISA) and any other material benefit, retirement, pension, employment, consulting, compensation, deferred compensation, incentive, bonus, stock option, restricted stock, stock appreciation right, phantom equity, change in control, severance, unemployment, vacation, holiday, sick leave, paid time off, health, welfare, disability, and fringe-benefit agreement, plan, policy, program or similar arrangement in effect and covering one or more Employees, former employees of the Business, current or former directors of the Business or the beneficiaries or dependents of any such Persons, whether or not reduced to writing, maintained, sponsored, contributed to, or required to be contributed to by Seller, or under which Seller has or previously had any material liability, contingent or otherwise, (as listed on Section 4.14(a) of the Disclosure Schedule, each, a "Benefit Plan").  The Business has made available to Buyer true and complete copies of each Benefit Plan document and related trust agreement, and any amendments thereto, annuity contracts, the most recent determination letter, actuarial valuation report and summary plan description, annual reports on Form 5500 for the most recent three (3) plan years and the most recent results of nondiscrimination testing.
(b)      To Seller's Knowledge, each Benefit Plan and related trust has been administered in all material respects with its terms and complies with all applicable Laws (including ERISA and the Code) in all material respects. Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code (a "Qualified Benefit Plan") has received a favorable determination letter from the Internal Revenue Service, or with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, and, to Seller's Knowledge, nothing has occurred that could reasonably be expected to cause the revocation of such determination letter from the Internal Revenue Service or the unavailability of reliance on such opinion letter from the Internal Revenue Service, as applicable. With respect to any Benefit Plan, to Seller's Knowledge, no event has occurred or is reasonably expected to occur that has resulted in or would subject Seller or any Affiliate to a Tax under Sections 4975 of the Code or Section 404 or 406 of ERISA.  All contributions and premiums required by and due under the terms of each Benefit Plan have been timely paid in accordance with the terms of such Benefit Plan.  With respect to any Benefit Plan, to Seller's Knowledge, no event has occurred or is reasonably expected to occur that has resulted in or would subject Seller or any Affiliate to a Tax under Section 4971 of the Code or the Purchased Assets to a lien under Section 430(k) of the Code.

(c)      No Benefit Plan: (i) is subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code; or (ii) is a "multi-employer plan" (as defined in Section 3(37) of ERISA).  To Seller's Knowledge, Seller has not: (A) withdrawn from any pension plan under circumstances resulting (or expected to result) in liability; or (B) engaged in any transaction which would give rise to a liability under Section 4069 or Section 4212(c) of ERISA.
(d)      Other than as required under Section 4980B of the Code or other applicable Law, no Benefit Plan provides benefits or coverage in the nature of health, life or disability insurance following retirement or other termination of employment (other than death benefits when termination occurs upon death).
(e)       To Seller's Knowledge, no Benefit Plan exists that, as a result of the transactions contemplated by this Agreement (whether alone or in connection with any other event) could: (i) result in the payment to any Employee, director or consultant of the Business of any money or other property; or (ii) accelerate the vesting of or provide any additional rights or benefits (including funding of compensation or benefits through a trust or otherwise) to any Employee, director or consultant of the Business, in each case, as a result of the execution of this Agreement. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will result in "excess parachute payments" within the meaning of Section 280G(b) of the Code.
(f)        There are no pending or, to Seller's Knowledge, threatened actions, suits, or claims (other than routine claims for benefits) relating to a Benefit Plan or against the Business and no Benefit Plan is the subject of an examination or audit by a Governmental Authority.
(g)      To the Seller's Knowledge, each Benefit Plan that is a "nonqualified deferred compensation plan" within the meaning of Section 409A of the Code has been operated and administered in good faith compliance with the requirements of the Code, to the extent applicable.
(h)      The representations and warranties set forth in this Section 4.14 are the Seller's sole and exclusive representations and warranties regarding employee benefits matters.
Section 4.15  Employment Matters; Independent Contractors.
(a)      Section 4.15(a) of the Disclosure Schedule contains a list of all persons who are employees, consultants, or contractors of the Business as of the date hereof, and sets forth for each such individual the following:  (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual base compensation rate; (v) commission, bonus or other incentive-based compensation; and (vi) a description of the fringe benefits provided to each such individual as of the date hereof.  All commissions and bonuses payable to employees, consultants, or contractors of the Business for services performed on or prior to the date hereof have been paid in full and there are no outstanding agreements, understandings or commitments of the Seller with respect to any commissions, bonuses or increases in compensation.
(b)      Seller is not a party to, bound by, any collective bargaining or other agreement with a labor organization representing any of the Employees. Since January 1, 2012, there has not been, nor, to Seller's Knowledge, has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor activity or dispute affecting Seller or any of the Employees.

(c)       Seller is in compliance in all material respects with all applicable Laws pertaining to employment and employment practices to the extent they relate to the Employees.
(d)      The representations and warranties set forth in this Section 4.15 are the Seller's sole and exclusive representations and warranties regarding employment and independent contractor matters.
Section 4.16  Taxes.
(a)       All material Tax Returns required to be filed by or on behalf of the Seller have been duly filed with the appropriate Governmental Authority in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings), and all such Tax Returns are true, complete and correct in all material respects; and (ii) all material Taxes payable by or on behalf of the Seller have been fully and timely paid.  With respect to any period for which Tax Returns of or relating to any Seller have not been filed or for which Taxes are not yet due or owing, the Seller has made due and sufficient accruals for such Taxes in its books and records.
(b)      There are no material Encumbrances for Taxes on any of the assets of Seller other than Permitted Encumbrances for Taxes not yet due or payable.
(c)       Seller has complied with all applicable Laws, rules and regulations relating to the withholding of Taxes and the payment thereof to appropriate authorities, including Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee or independent contractor, and Taxes required to be withheld and paid pursuant to Sections 1441 and 1442 of the Code or similar provisions under foreign Law.
(d)      There is no ongoing audit or examination or other investigation by any Governmental Authority of the Tax liability of Seller and there is no dispute or claim concerning any Tax liability of Seller either (i) claimed or raised by any Governmental Authority in writing or (ii) as to which Seller has Knowledge.  No Tax Return of Seller has been audited or is currently the subject of an audit.  Seller has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency
(e)       All deficiencies asserted or assessments made as a result of any examinations by any Governmental Authority of the Tax Returns of, or including, Seller have been fully paid, and there are no other audits or investigations by any Taxing Authority in progress, nor has the Seller received any notice from any Governmental Authority that it intends to conduct such an audit or investigation.  No issue has been raised by a Governmental Authority in any prior examination of Seller which, by application of the same or similar principles, could reasonably be expected to result in a proposed deficiency for any subsequent taxable period.

(f)        No claim has ever been made by any jurisdiction in which any Seller did not file Tax Returns that such Seller is or may be subject to taxation by that jurisdiction.
(g)      Seller is not a "foreign person" as that term is used in Treasury Regulations Section 1.1445-2.
(h)      The representations and warranties set forth in this Section 4.16 are the Seller's sole and exclusive representations and warranties regarding tax matters.
Section 4.17  Brokers. Except for Raymond James Financial, Inc. and Oppenheimer & Co. Inc., no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Seller.
Section 4.18  No Other Representations and Warranties. Except for the representations and warranties contained in this ARTICLE IV (including the related portions of the Disclosure Schedule), neither Seller nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Seller, including any representation or warranty as to the accuracy or completeness of any information regarding the Business and the Purchased Assets furnished or made available to Buyer and its Representatives (including any information, documents or material made available to Buyer, management presentations or in any other form in expectation of the transactions contemplated hereby) or as to the future revenue, profitability or success of the Business, or any representation or warranty arising from statute or otherwise in law.
ARTICLE V
 REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer represents and warrants to Seller that the statements contained in this ARTICLE V are true and correct as of the date hereof.
Section 5.01  Organization and Authority of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of Delaware.
Section 5.02  Authority of Buyer. Buyer has all necessary corporate power and authority to enter into this Agreement and the other Transaction Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any other Transaction Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). When each other Transaction Document to which Buyer is or will be a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 5.03  No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) result in a violation or breach of any provision of the certificate of incorporation or by-laws of Buyer; (b) result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any agreement to which Buyer is a party. No material Consent, Permit or Governmental Order is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.
Section 5.04  Brokers. Except for John Vance of MedDx Strategy Partners, LLC, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Buyer.
Section 5.05  Sufficiency of Funds. Buyer or its sole corporate parent, Venaxis, Inc., has sufficient cash on hand or other sources of immediately available funds to enable Buyer to make payment of the Purchase Price and consummate the transactions contemplated by this Agreement.
Section 5.06  Legal Proceedings. There are no Actions, pending or, to Buyer's knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.
Section 5.07  No Other Representations and Warranties.   Except for the representations and warranties contained in this ARTICLE V, neither Buyer nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Buyer or any representation or warranty arising from statute or otherwise in law.
ARTICLE VI
 COVENANTS
Section 6.01  Employees and Employee Benefits.

(a)    Buyer shall, or shall cause an Affiliate of Buyer to, offer employment effective on the Closing Date, to all Employees, including Employees who are absent due to vacation, family leave, short-term disability or other approved leave of absence (the Employees who accept such employment and commence employment on the Closing Date, the "Transferred Employees").
(b)   During the period commencing on the Closing Date and ending on the date which is twelve (12) months from the Closing (or if earlier, the date of the Transferred Employee's termination of employment with Buyer or an Affiliate of Buyer), Buyer shall, or shall cause an Affiliate of Buyer to, provide each Transferred Employee with: (i) base salary or hourly wages which are no less than the base salary or hourly wages provided by Seller immediately prior to the Closing; (ii) target bonus opportunities (excluding equity-based compensation), if any, which are no less than the target bonus opportunities (excluding equity-based compensation) provided by Seller immediately prior to the Closing; (iii) retirement and welfare benefits that are no less favorable in the aggregate than those provided by Seller immediately prior to the Closing; and (iv) severance benefits that are no less favorable than the practice, plan or policy in effect for such Transferred Employee immediately prior to the Closing.
(c)   With respect to any employee benefit plan maintained by Buyer or an Affiliate of Buyer (collectively, "Buyer Benefit Plans") for the benefit of any Transferred Employee, effective as of the Closing, Buyer shall, or shall cause its Affiliate to, recognize all service of the Transferred Employees with Seller, as if such service were with Buyer, for vesting, eligibility and accrual purposes; provided, however, such service shall not be recognized to the extent that such recognition would result in a duplication of benefits.
(d)   Effective as soon as practicable following the Closing Date, Seller, or any applicable Affiliate, shall effect a transfer of assets and liabilities (including outstanding loans) from the defined contribution retirement plan that it maintains to the defined contribution retirement plan maintained by Buyer, with respect to the Transferred Employees, in connection with the transactions contemplated by this Agreement. Any such transfer shall be in an amount sufficient to satisfy Section 414(l) of the Code. Upon the transfer of assets and liabilities into Buyer's plan, all transferred account balances from Seller's plan shall become fully vested.
(e)   Effective as of the Closing, the Transferred Employees shall cease active participation in the Benefit Plans.
(f)   Buyer and Seller intend that the transactions contemplated by this Agreement should not constitute a separation, termination or severance of employment of any Employee who accepts an employment offer by Buyer that is consistent with the requirements of Section 6.01(b), including for purposes of any Benefit Plan that provides for separation, termination or severance benefits, and that each such Employee will have continuous employment immediately before and immediately after the Closing. Buyer shall be liable and hold the Seller harmless for: (i) any statutory, common law, contractual or other severance with respect to any Employee, other than an Employee who has received an offer of employment by Buyer on terms and conditions consistent with Section 6.01(b) hereof and declines such offer; and (ii) any claims relating to the employment of any Transferred Employee arising in connection with or following the Closing.

(g)     This Section 6.01 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 6.01, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 6.01. Nothing contained herein, express or implied, shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement. The parties hereto acknowledge and agree that the terms set forth in this Section 6.01 shall not create any right in any Transferred Employee or any other Person to any continued employment with Buyer or any of its Affiliates or compensation or benefits of any nature or kind whatsoever except as provided under Section 6.01(b).
Section 6.02  Confidentiality. Buyer acknowledges and agrees that the Confidentiality Agreement remains in full force and effect and, in addition, covenants and agrees to keep confidential, in accordance with the provisions of the Confidentiality Agreement, information provided to Buyer pursuant to this Agreement.
Section 6.03  Public Announcements. Unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.
Section 6.04  Bulk Sales Laws. The parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer, provided, however that on or prior to the Closing Date, Seller shall provide Buyer a certificate or notice from the Department of Revenue of Colorado, and any other state in which Seller does business, that reflects that all sales and use Taxes due and payable prior to the Closing have been paid by Seller.
Section 6.05  Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents (including any real property transfer Tax and any other similar Tax) (collectively, "Transfer Taxes") shall be borne and paid by Buyer when due. Seller and Buyer shall cooperate in timely making all filings, returns, reports and forms as may be required in connection with the payment of Transfer Taxes. The party responsible for paying any Transfer Taxes (the "Responsible Party") will cause such Transfer Taxes to be timely paid to the applicable Governmental Authority.  The other party shall pay to the Responsible Party its share of the Transfer Taxes paid by the Responsible Party within (5) five days of the request for payment by the Responsible Party. Seller and Buyer, as appropriate shall execute and deliver all instruments and certificates reasonably necessary to enable the other to comply with any filing requirements relating to any such Transfer Taxes, and to claim any exemption from Transfer Taxes.
Section 6.06  Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Documents.

Section 6.07  Amendment to CLIA Certificate.   As soon as practicable after the Closing Date, but not later than thirty (30) days after the Closing Date, Buyer shall file Form CMS-116 ("Form CMS-116") with the Colorado Department of Public Health & Environment, Laboratory Services Division, effectuating the transfer of Seller's certificate of registration under the Clinical Laboratory Improvement Amendments ("CLIA") (the "CLIA Certificate") to Buyer. Buyer shall ensure that all corrections necessary to comport with CLIA and any other applicable Law, including any change in the lab manager, are made to the CLIA Certificate. Seller shall cooperate with Buyer as necessary, to prepare Form CMS-116 and any supporting documentation, whether prior to or after the Closing.
ARTICLE VII
 CONDITIONS TO CLOSING
Section 7.01    Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:
(a)      Venaxis shall be received approval form the Securities and Exchange Commission of the proxy statement and the registration statement on Form S-4 filed by Venaxis.
(b)     Venaxis shall have received the affirmative vote of the requisite shareholders of Venaxis to consummate the transactions contemplated under (A) the Share Sale Agreements and (B) the Investment Agreements with certain shareholders of Strand pursuant to which Venaxis will purchase shares of Strand from the shareholders and such shareholders will reinvest the cash consideration received from the sale of shares into Venaxis (collectively, the "Sale and Reinvestment Transaction").
(c)      The prior closing of the first tranche of the Sale and Reinvestment Transaction pursuant to which Venaxis shall own at least fifty-one percent (51%) of the total issued and outstanding shares of Strand (excluding the ESOP Shares).
(d)      No Action shall have been commenced against the Buyer or the Seller, which would prevent the Closing.  No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.
(e)     The execution of (A) the Share Sale Agreements and (B) the Investment Agreements with all of the remaining shareholders of Strand who are willing to sign such agreements pursuant to which Venaxis will purchase shares of Strand from such shareholders and such shareholders will reinvest the cash consideration received from the sale of shares into Venaxis upon the closing of the first and/or second tranche of the Sale and Reinvestment Transaction, as a result of which Venaxis shall own over 90% of each class of shares of Strand (excluding the ESOP Shares).

(f)       The Purchase Price has been agreed upon by Buyer and Seller.
(g)      The Master Agreement shall be in full force and effect and shall not have been terminated by either party.
Section 7.02  Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer's waiver, at or prior to the Closing, of each of the following conditions:
(a)      The representations and warranties of Seller contained in ARTICLE IV shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality) or in all material respects (in the case of any representation or warranty not qualified by materiality) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).
(b)      Seller shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date.
(c)      Seller shall have delivered to Buyer duly executed counterparts to the Transaction Documents (other than this Agreement) and such other documents and deliveries set forth in Section 3.02(a).
(d)      Buyer shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Seller, that each of the conditions set forth in Section 7.02(a) and Section 7.02(b) have been satisfied (the "Seller Closing Certificate").
(e)      Seller shall have received all Consents from the Persons set forth in Section 4.03 of the Disclosure Schedule, in each case, in form and substance reasonably satisfactory to Buyer, and no such Consent shall have been revoked.
(f)       Seller shall have received resolutions passed by the Board of Directors of Strand (which has the affirmative vote of the nominee director of Biomark Mauritius Investment Holding Company as required under the Restated Shareholders' Agreement dated December 22, 2014) for the transfer of all or substantially all of the assets of Seller as contemplated hereby.
(g)      Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Seller certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Seller authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(h)      Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Seller certifying the names and signatures of the officers of Seller authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder.
(i)        Venaxis shall not have received a Venaxis Superior Offer (as such term is defined in the Master Agreement).
Section 7.03  Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Seller's waiver, at or prior to the Closing, of each of the following conditions:
(a)      The representations and warranties of Buyer contained in ARTICLE V shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality) or in all material respects (in the case of any representation or warranty not qualified by materiality) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).
(b)      Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date.
(c)      Buyer shall have delivered to Seller the Purchase Price, duly executed counterparts to the Transaction Documents (other than this Agreement) and such other documents and deliveries set forth in Section 3.02(b).
(d)      Seller shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 7.03(a) and Section 7.03(b) have been satisfied (the "Buyer Closing Certificate").
(e)      Seller shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying the names and signatures of the officers of Buyer authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder.
(f)        Strand shall not have received a Strand Superior Offer (as such term is defined in the Master Agreement).

ARTICLE VIII
 [RESERVED]
ARTICLE IX
 TERMINATION
Section 9.01  Termination. This Agreement may be terminated at any time prior to the Closing:
(a)            upon termination of the Master Agreement;
(b)            by the mutual written consent of Seller and Buyer;
(c)            by Buyer by written notice to Seller if:
(i)    Buyer is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Seller pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure cannot be cured by Seller by April 5, 2016 (or other date the parties may agree upon in writing, in their sole and absolute discretion) (the "Drop Dead Date"); or
(ii)   any of the conditions set forth in Section 7.01 or Section 7.02 shall not have been fulfilled by the Drop Dead Date, unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;
(d)      by Seller by written notice to Buyer if:
(i)    Seller is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure cannot be cured by Buyer by the Drop Dead Date; or
(ii)    any of the conditions set forth in Section 7.01 or Section 7.03 shall not have been fulfilled by the Drop Dead Date, unless such failure shall be due to the failure of Seller to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or
(e)       by Buyer or Seller in the event that:
(i)     there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited; or
(ii)    any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

Section 9.02  Effect of Termination. In the event of the termination of this Agreement in accordance with this Article, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:
(a)       as set forth in this ARTICLE IX, Section 6.02 and Article X hereof; and
(b)      that nothing herein shall relieve any party hereto from liability for any intentional breach of any provision hereof.
ARTICLE X
 MISCELLANEOUS
Section 10.01  Expenses. Except as otherwise expressly provided herein (including Section 6.05 hereof), all costs and expenses, including, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.
Section 10.02  Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):
If to Seller:	Strand Genomics, Inc. 12635 East Montview Boulevard, Suite 370 Aurora, CO 80045 Facsimile: (720) 496-4867 E-mail: thiru@strandls.com Attention: Thiru Reddy, Chief Operating Officer
with a copy (which shall not constitute notice) to:	Baker & Hostetler LLP 45 Rockefeller Plaza New York, NY 10111-0100 Facsimile: (212) 589-4201 E-mail: rkhanna@bakerlaw.com Attention: Rajiv Khanna

If to Buyer:	Venaxis Sub Inc. 1585 South Perry Street Castle Rock, CO 80104 Facsimile: (303) 798-8332 E-mail: slundy@venaxis.com Attention: Stephen Lundy, Chief Executive Officer and President

with a copy (which shall not constitute notice) to:	Ballard Spahr LLP 1735 Market Street, 51st Floor Philadelphia, PA 19103 Facsimile: (215) 864-8999 E-mail: mullany@ballardspahr.com Attention: Mary J. Mullany
Section 10.03  Interpretation. For purposes of this Agreement, (a) the words "include," "includes" and "including" shall be deemed to be followed by the words "without limitation"; (b) the word "or" is not exclusive; and (c) the words "herein," "hereof," "hereby," "hereto" and "hereunder" refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. (a) References herein to "days," unless otherwise indicated, are to consecutive calendar days.  All accounting terms not specifically defined herein shall, to the extent not inconsistent with the express terms of this Agreement, be construed in conformity with GAAP.  The terms defined in the singular herein shall have a comparable meaning when used in the plural, and vice versa.  The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term and words denoting any gender shall include all genders. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.
Section 10.04  Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.
Section 10.05  Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 10.06  Entire Agreement. This Agreement and the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.
Section 10.07  Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.
Section 10.08  No Third Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
Section 10.09  Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.
Section 10.10  Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.
(a)     This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York  without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction), except Section 5-1401 of the New York General Obligations Law.
(b)   ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF NEW YORK IN EACH CASE LOCATED IN THE CITY OF NEW YORK AND COUNTY OF NEW YORK, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY'S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)            EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10(c).
Section 10.11  Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.
Section 10.12  Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.
Section 10.13  Disclosure Schedule.  The only exceptions to, or disclosures in connection with, the representations and warranties made in ARTICLE IV are those set forth in the Disclosure Schedule.  Any fact or item which is disclosed in any Section of the Disclosure Schedule shall be deemed to be disclosed in any other Section of the Disclosure Schedule only to the extent that it is disclosed in such a way as to make its applicability to information called for by such other Section of the Disclosure Schedule readily apparent on its face.  The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is material, nor shall such information be deemed to establish a standard of materiality, nor shall it be deemed an admission of any liability of, or concession as to any defense available to the Seller.

Section 10.14  Survival.   None of the representations and warranties contained in this Agreement or in any instrument delivered under this Agreement will survive the Closing. This Section 10.14 does not limit any covenant of the parties to this Agreement which, by its terms, contemplates performance after the Closing.
Section 10.15  Interpretation. The parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. The Schedules referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.
SELLER: STRAND GENOMICS, INC.
By /s/ Thiru Reddy Name: Thiru Reddy Title: Chief Financial Officer
BUYER: VENAXIS SUB INC.
By /s/ Stephen T. Lundy Name: Stephen T. Lundy Title: Chief Executive Officer and President